EXHIBIT 99.2

Ascent Solar Technologies Enters into Teaming Agreement to Supply US-based Defense Solutions Provider with Thin-Film Solar Technology for Orbital Application

THORNTON, Colo., June 27, 2025 – Ascent Solar Technologies (“Ascent” or the “Company”) (Nasdaq: ASTI), the leading U.S. innovator in the design and manufacturing of featherweight, flexible thin-film photovoltaic (PV) solutions, announced today that it has entered into a Teaming Agreement to supply a US-based defense solutions provider with its cutting edge, thin-film solar technology solutions for upcoming orbital applications and future missions.

“Our thin-film solar technology’s ability to reliably deliver power solutions on short timelines makes Ascent the perfect choice for agreements with defense tech brands,” said Paul Warley, Chief Executive Officer of Ascent Solar Technologies. “There are a number of hurdles slowing the deployment of reliable solar solutions in space that few are equipped to face. However, Ascent’s technology differentiators - specifically our lightweight, flexible and durable design - continue to provide a market-ready solution that mitigates many space environment challenges, allowing for long-term application on a wide variety of spacecraft.”

Ascent is able to offer mission-optimized solar array solutions using its CIGS PV product line that has been developed with spaceflight heritage. These high-maturity CIGS PV products are produced domestically in the Company’s 5 MW facility in Thornton, CO, enabling array deliveries in just six-to-eight weeks. In contrast, most competitors are unable to meet tight delivery deadlines, often requiring lead times of nine-to-twelve months. Earlier this year, the Company received several orders for spaceflight hardware assemblies that are on schedule to be completed and delivered this summer.

About Ascent Solar Technologies, Inc.

Backed by 40 years of R&D, 15 years of manufacturing experience, numerous awards, and a comprehensive IP and patent portfolio, Ascent Solar Technologies, Inc. is a leading provider of innovative, high-performance, flexible thin-film solar panels for use in environments where mass, performance, reliability, and resilience matter. Ascent’s photovoltaic (PV) modules have been deployed on space missions, multiple airborne vehicles, agrivoltaic installations, in industrial/commercial construction as well as an extensive range of consumer goods, revolutionizing the use cases and environments for solar power. Ascent Solar’s research and development center and 5-MW nameplate production facility is in Thornton, Colorado. To learn more, visit https://www.ascentsolar.com.

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Spencer Herrmann

FischTank PR

ascent@fischtankpr.com